UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
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INDUSTRIAL PROPERTY TRUST INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 4, 2019, in connection with the definitive proxy statement (the “Proxy Statement”) to solicit proxies to approve, among other things, the previously announced sale of substantially all of the assets of Industrial Property Trust Inc. (the “Company”) to affiliates of Prologis, L.P., the Company released the following Q&A regarding the proposed asset sale and related transactions to the Company’s stockholders and broker-dealer home offices and financial advisors with clients invested in the Company at the time of the mailing of the Proxy Statement.

Industrial Property Trust Inc.

Q&A Regarding Asset Sale Transaction

i.                                         Why is Industrial Property Trust Inc.’s wholly-owned portfolio being sold?

We believe this transaction makes sense for our stockholders given the current market environment. It allows our stockholders to realize the value we have created within our wholly-owned portfolio and deliver returns to our stockholders in a timely manner. The industrial sector continues to be one of the strongest in commercial real estate with record low vacancies and demand outpacing supply. Given the strength of the sector, not only do we plan to continue to develop and acquire assets for other portfolios, we will continue to create products that make sense for investor needs and the market cycle.

ii.                                     Who is expected to acquire IPT’s wholly-owned portfolio?

IPT, a leading U.S. industrial real estate investment trust, has entered into an amended and restated merger agreement with an affiliate of Prologis, Inc., a global leader in logistics real estate, pursuant to which IPT will sell substantially all of its assets to subsidiaries of Prologis in exchange for the cash purchase price (the “Asset Sale”).

Prologis, Inc. (PLD) is the global leader in logistics real estate with a focus on high-barrier, high-growth markets. As of June 30, 2019, Prologis owned or had investments in, on a wholly owned basis or through co-investment ventures, properties and development projects expected to total approximately 786 million square feet (73 million square meters) in 19 countries. Prologis leases modern distribution facilities to a diverse base of approximately 5,100 customers. These facilities assist the efficient distribution of goods for the world’s best business and brands.

iii.                                 What is the proposed transaction?

IPT and Prologis have entered into an Asset Sale transaction in which affiliates of Prologis will acquire all of IPT’s wholly-owned real estate assets in exchange for a cash payment, which total consideration amount we estimate will be $3.28 billion. IPT’s wholly-owned assets represent 236 properties located across 24 geographical areas. The 37.5 million square feet of industrial are currently 97% leased.

iv.                                  What will stockholders receive from the Asset Sale?

Stockholders of IPT’s common stock will receive, in the form of a special distribution (the “Special Distribution”), an amount in cash equal to each stockholder’s pro rata share of the net total consideration, which is currently estimated to be approximately $12.54 per share, without interest and less applicable withholdings and taxes, based on an assumed closing date of January 8, 2020. Consistent with distributions historically made by IPT, the cash distribution actually paid to holders of Class T Shares will be net of up to the aggregate amount of the distribution fees that are attributable to each Class T Share that would be reallowed by the dealer manager to broker dealers if the shares had remained outstanding, which remaining distribution fees will be paid at a discounted rate following the closing of the Asset Sale.

v.                                      What will happen to IPT and stockholders’ shares following the Asset Sale?

After completion of the Asset Sale and the Special Distribution, IPT’s assets will primarily consist of its interests in Build-To-Core Industrial Partnership I LP and Build-To-Core Industrial Partnership II LP (the “BTC Portfolio”). The BTC Portoflio consists of minority ownership interests in two joint venture partnerships that IPT will directly or indirectly manage, that, as of June 30, 2019, consisted of 72 properties totaling approximately 18.0 million square feet, which consisted of: 52 acquired or completed buildings, eight buildings under construction, 11 buildings in pre-construction phase and one land parcel. Because IPT and its operating partnership, as legal entities, will survive the Asset Sale, IPT’s board of directors and executive officers will not change as a result of the Asset Sale. In addition, an affiliate of IPT’s current external advisor will continue to serve as the external advisor pursuant to the Advisory Agreement, and an affiliate of IPT’s sponsor will continue to hold special limited partnership units in its operating partnership entitling such affiliate to receive 35% of distributions made by its operating partnership, including with respect to the disposition of the BTC Portfolio and any other assets of IPT in the future, which is a higher percentage than what IPT’s sponsor was entitled to receive prior to the amendment of the limited partnership agreement of IPT’s operating partnership adopted in connection with cetrain transactions that restructured the interests of IPT’s sponsor and its external advisor in IPT (the “Sponsor Restructuring Transactions”). IPT will remain a reporting company registered with the U.S. Securities and Exchange Commission (the “Commission”) and will continue to comply with all reporting obligations required of companies with a class of securities registered under the Exchange Act, unless any of those obligations becomes no longer applicable.

Based on the most recent estimated net asset value of the BTC Portfolio of $1.08 per share as of November 30, 2018, and after taking into account the increase in the Special Distribution resulting from the Sponsor Restructuring Transactions, the value of the BTC Portfolio after the completion of the Asset Sale would have been approximately $0.72 per share. The estimated net asset value per share is expected to be updated on or before the closing of the Asset Sale and the amount stockholders may receive may be less than expected as there can be no assurance as to the value that IPT may ultimately realize from these interests, the timing of when such interests might be liquidated or the resulting impact of the Sponsor Restructuring Transactions. In addition, if the conversion of IPT from a Maryland corporation to a Maryland real estate investment trust (the “Conversion”) is approved by IPT’s stockholders, following completion of the Asset Sale, IPT will convert from a Maryland corporation to a Maryland real estate investment trust as described below.

vi.                                  What is the proposed Conversion?

The proposed Conversion is the conversion of IPT, as a legal entity, from a Maryland corporation to a Maryland REIT following the completion of the Asset Sale. The Conversion will give IPT’s board of directors maximum flexibility following completion of the Asset Sale to realize the value of IPT’s interests in the BTC Portfolio in the future as determined by the board of directors or as may be required by the terms of the Build-To-Core Industrial Partnership I LP’s and Build-To-Core Industrial Partnership II LP’s partnership agreements, while avoiding the additional costs, delays and risks of seeking one or more additional stockholder approvals for IPT to do so. Following the Conversion, IPT will remain a public reporting company with generally the same corporate governance and will have a single class structure of Class A beneficial interests. IPT will adopt a plan of liquidation which U.S. federal tax rules generally require liquidation to be completed with 24 months. If liquidation is not completed within 24 months, IPT would be required to convert into an entity that could be treated as a partnership for U.S. federal income tax purposes or explore the possibility of an alternative solution to achieve liquidating distribution treatment, such as the creation of, and transfer of our remaining assets to, a liquidating trust that we subsequently distribute to our stockholders.

vii.                              What are the Sponsor Restructuring Transactions?

IPT has agreed to a series of transactions with the operating partnership, its sponsor, its external advisor and Academy Partners Ltd. Liability Company, an affiliate of IPT’s sponsor, which will ultimately restructure IPT’s sponsor’s and its external advisor’s interests in IPT in connection with and following the Asset Sale. As part of these transactions, IPT’s external advisor has agreed to reduce the fee payable to it in connection with the Asset Sale by an amount equal to approximately $75.0 million, and in exchange, IPT’s sponsor will receive an increased profits interest in IPT’s operating partnership. In addition, IPT Advisor LLC, which is an affiliate of IPT’s sponsor, is expected to be the new external advisor to IPT and, following the closing of the Asset Sale, will receive a preferred equity capital interest in the IPT’s operating partnership in exchange for its in-kind capital contribution of certain intellectual property rights, which preferred equity capital interests will entitle IPT Advisor LLC to distributions in an amount equal to $10.0 million before IPT’s stockholders receive any distributions and after any distribution necessary to maintain IPT’s status as a real estate investment trust. IPT agreed to the Sponsor Restructuring Transactions because such transactions result in the Special Distribution to IPT’s stockholders increasing from $12.18 to $12.54 in exchange for an affiliate of IPT’s sponsor receiving a greater proportion of future distributions made by IPT’s operating partnership after the closing of the Asset Sale, including with respect to the disposition of the BTC Portfolio and any other assets of IPT in the future.

viii.                          What will happen to stockholders’ Class T shares?

Following the closing of the Asset Sale, IPT will pay at a discounted rate the amount of up to the aggregate amount of the remaining distribution fees due to broker dealers that are attributable to each Class T Share (the “Remaining Distribution Fee”). As a result, and consistent with distributions historically made by IPT, the amount of the Special Distribution actually paid to holders of Class T Shares will be net of up to the aggregate amount of the remaining distribution fees that are attributable to each Class T Share, and each Class T Share will convert to one Class A Share.

ix.                                  How much is the estimated Remaining Distribution Fee payment expected to be?

The Remaining Distribution Fee payment will be calculated on an account-by-account basis and will reduce each respective Class T-stockholder’s Special Distribution. For each Class T stockholder, their Remaining Distribution Fee payment will be determined by calculating future payments consistent with the current methodology. Under our current methodology, the distribution fee is paid monthly based on a daily accrual and is calculated on outstanding Class T shares issued in the primary offering in an amount equal to 1.0% per annum of the estimated per share value of Class T shares of our common stock. For purposes of calculating the Remaining Distribution Fee payment, the Company’s estimated net asset value following the closing of the Asset Sale will be used. This future monthly payment stream will be discounted back to a lump-sum present value amount using an appropriate discount rate that is not expected to exceed 5% at the time of Asset Sale closing. The Remaining Distribution Fee will vary by stockholder, with stockholders who have held their shares longer generally owing a lower amount and stockholders holding their shares for less time owing a higher amount. We currently estimate that the amount expected to be deducted from any Class T stockholder’s Special Distribution will not exceed approximately $0.16 per Class T share. Such amount may vary materially from this estimate based upon the estimated net asset value after the Asset Sale, the discount rate applied and the amount of time that a Class T stockholder has held such shares.

x.                                      What is the investment objective of the remaining IPT portfolio?

Our primary investment objective will be to hold the BTC Portfolio for such time as is necessary to realize the value with respect to these interests at the optimal time and in the optimal manner, including by a sale or sales to our joint venture partner or to one or more third parties (as and when permitted), either before, upon or after full stabilization of the assets owned by the BTC Portfolio, as determined by IPT’s board of directors. In the near term, IPT expects to continue to actively assess its options with respect to the BTC Portfolio, which may include engaging in discussions with its joint venture partner regarding a possible sale of the BTC Portfolio. Following the ultimate sale of the BTC Portfolio (whether to its joint venture partner or to one or more third parties and whether in the near term or at a later date) and distribution of the net proceeds to IPT’s stockholders, IPT expects to wind-up and dissolve. There is no assurance as to when stockholders will receive net proceeds in connection with a liquidation of the BTC Portfolio or that IPT will attain our investment objectives.

xi.                                  Why was the BTC Portfolio not included in the Asset Sale?

We have not included IPT’s interests in the BTC Portfolio in the Asset Sale because it is a small subset of IPT’s total assets and stockholder value for the BTC Portfolio has not been fully realized.

xii.                              What terms and conditions need to be met in order to close the transaction?

The completion of the Asset Sale is subject to various closing conditions, including, among others, (a) approval of the Asset Sale by stockholders holding a majority of IPT’s outstanding common stock, (b) the accuracy of certain representations and warranties of IPT and the purchaser, subject to certain materiality exceptions, (c) IPT and the purchaser having performed their obligations under the merger agreement in all material respects, and (d) the absence of a material adverse effect on IPT.

xiii.                          When and where will the Annual Meeting be held?

The Annual Meeting will be held at 518 17th Street, 17th Floor, Denver, Colorado 80202, on December 11, 2019 at 10:00 a.m. Mountain Time.

xiv.                           When is the transaction anticipated to close?

Subject to the satisfaction of applicable closing conditions (including the receipt of the requisite approval of IPT’s stockholders), the transaction is currently anticipated to close in the first quarter of 2020. However, it is possible that factors outside of the Company’s control could result in the Asset Sale being completed at a later time, or not at all. There may be a substantial amount of time between the Annual Meeting and the completion of the Asset Sale.

xv.                               What happens if the Asset Sale is not completed?

If the IPT’s stockholders do not approve the Asset Sale or if the Asset Sale is not completed for any other reason, stockholders will not receive the Special Distribution and IPT will continue as before. Moreover, under such circumstances, the Conversion will not be affected, even if it is separately approved by IPT’s stockholders.

xvi.                           How long after the closing of the Asset Sale should stockholders expect to receive a Special Distribution of the net proceeds from the Asset Sale? Where will the Special Distribution be sent?

The net proceeds of the Asset Sale will be distributed to IPT’s stockholders of IPT as a Special Distribution. IPT Stockholders of record on the day prior to the closing date of the Asset Sale should expect to receive the Special Distribution within five business days following the closing of the Asset Sale. The Special Distribution will be sent in accordance with the current instructions for the applicable stockholder’s account.

xvii.                       Will dividends continue to be paid?

IPT currently expects to continue to pay regular daily dividends, aggregated and paid quarterly, consistent with past practice, subject to the approval of IPT’s board of directors, at a daily rate that equates to a quarterly rate not to exceed $0.1425 share of common stock through the business day immediately preceding the closing of the Asset Sale.

xviii.                   What is the status of the IPT’s DRIP and SRP program?

In line with industry standard practices for transactions of this type, IPT announced the suspension of both its dividend reinvestment plan (“DRIP”) and the share redemption plan (“SRP”) until further notice. The suspension of the DRIP was effective as of July 25, 2019, and as a result, after the distribution on July 2, 2019, all stockholders entitled to distributions will receive cash distributions. The suspension of the SRP was effective as of August 14, 2019, and as a result, no further share repurchases will be processed. Following the closing of the Asset Sale, IPT currently expects to terminate the DRIP and to reinstate the SRP in the event of death of a stockholder up to an aggregate cap for all stockholders of $1.0 million.

xix.                           What are the tax consequences of the Asset Sale for stockholders?

Generally, the Special Distribution, which IPT intends to treat as made pursuant to a plan of liquidation, will be taxable to U.S. stockholders. A U.S. stockholder will recognize gain or loss equal to the difference between the adjusted tax basis in the U.S. stockholder’s shares of IPT’s common stock and the fair market value of the portion of the Special Distribution distributed to the U.S. stockholder. The taxation of any gain or loss will depend on the circumstances of each U.S. stockholder, among other things. Stockholders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any other U.S. federal, state, local or non-U.S. income and other tax laws) of the Asset Sale.

xx.                               What are the tax consequences of the Conversion to me?

Assuming that the Conversion qualifies as a tax-free F Reorganization, U.S. stockholders should not a recognize any gain or loss on the Conversion.

xxi.                           Who is Black Creek Group?

Black Creek Group is an affiliate of the sponsor of the investment platform, Industrial Property Trust. Black Creek Group is an experienced real estate investment management and development firm that has bought or built more than $19 billion of investments over its more than 25-year history. The firm manages diverse investment offerings across the spectrum of commercial real estate — including office, industrial, retail and multifamily - providing a range of investment solutions for both institutional and wealth management channels. Black Creek Group has nine offices across North America with more than 300 professionals.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed Asset Sale, on October 21, 2019, IPT filed with the SEC and commenced mailing of a proxy statement and other relevant materials, and IPT intends to hold a meeting of its stockholders on December 11, 2019 to obtain the requisite stockholder approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, STOCKHOLDERS OF IPT ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ASSET SALE. The proxy statement and other relevant materials containing information about the proposed transactions, and any other documents filed by IPT with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov and IPT’s website at www.industrialpropertytrust.com. In addition, stockholders may obtain free copies of the proxy statement and other documents filed by IPT with the SEC by directing a written request to the following address: Industrial Property Trust Inc., Attention: Investor Relations, 518 Seventeenth Street, 17th Floor, Denver, CO 80202.

IPT, Black Creek Group, Industrial Property Advisors LLC, IPT’s external advisor, and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of IPT in connection with the Asset Sale. Information about these persons and their ownership of IPT’s common stock is set forth in IPT’s proxy statement, which was filed with the SEC on October 21, 2019.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform of 1995. These forward-looking statements generally can be identified by use of statements that include words such as “intend,” “plan,” “may,” “should,” “could,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of IPT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may include, but are not limited to, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the failure of IPT to obtain the requisite vote of stockholders required to consummate the proposed Asset Sale or the failure to satisfy the other closing conditions to the Asset Sale or any of the other transactions contemplated by the merger agreement; (iii) risks related to disruption of management’s attention from IPT’s ongoing business operations due to the transaction; (iv) the effect of the announcement of the transaction on the ability of IPT to retain key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally; (v) the ability of third parties to fulfill their obligations relating to the proposed transaction, including providing financing under current financial market conditions; (vi) the outcome of any legal proceedings that may be instituted against IPT and others related to the merger agreement; (vii) the risk that the Asset Sale, or the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; (viii) the ability of IPT to implement its operating strategy; (ix) IPT’s ability to manage planned growth; (x) changes in economic cycles; and (xi) competition within the real estate industry.

In addition, these forward-looking statements reflect IPT’s views as of the date on which such statements were made. IPT anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing IPT’s views as of any date subsequent to the date hereof. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by IPT or any other person that the results or conditions described in such statements or the objectives and plans of IPT will be achieved. Additional factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in IPT’s SEC reports, including, but not limited to, the “Risk Factors” section of IPT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 6, 2019 as amended by IPT’s Form 10-K/A filed with the SEC on April 10, 2019, the “Risk Factors” section of subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. IPT expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrence.